EXHIBIT 99.1

      Pediatrix Reports EPS of 99 Cents for 2004 Second Quarter,
     Increases Full-Year Guidance, New Share Repurchase Authorized

    FORT LAUDERDALE, Fla.--(BUSINESS WIRE)--Aug. 3, 2004--Pediatrix Medical Group, Inc., (NYSE:PDX), the nation's largest provider of physician services focused on newborn and maternal-fetal care, today reported record quarterly results from operations for the three months ended June 30, 2004, and modified existing earnings guidance.
    Pediatrix also announced today that its Board of Directors has authorized the repurchase of an additional $50 million of the Company's common stock.
    Highlights for the three months ended June 30, 2004 include record:

    -- Earnings per share of 99 cents, up 21 percent from the comparable period of 2003;

    -- Revenue of $152.2 million, an increase of 14 percent over the prior-year period;

    -- Operating income of $40.4 million, up 25 percent; operating margin expanded by 230 basis points, to 26.5 percent; and

    -- Quarterly net income of $25.2 million, an increase of 27 percent over the prior-year period of 2003.

    "Our continued strong operating results demonstrate that we remain on course in our strategy to grow our core operations and to manage those activities with increased efficiency," said Roger J. Medel, M.D., Chief Executive Officer of Pediatrix Medical Group. "We are on track to achieve our financial objectives, including contributions from the acquisition of physician practices that seek to join our proven national group model."
    Revenue of $152.2 million for the 2004 second quarter was up 14 percent from $133.7 million for the 2003 comparable period. Revenue growth reflects contributions from acquisitions completed during the past year, as well as same-unit growth of 4.6 percent. Same-unit revenue growth includes higher neonatal intensive care unit (NICU) patient volume of 2.0 percent for the 2004 second quarter.
    Income from operations was $40.4 million for the 2004 second quarter, up 25 percent from $32.4 million for the comparable period of 2003. Operating margin increased by 230 basis points to 26.5 percent for the 2004 second quarter as a result of efficiencies at both the practice and general and administrative levels.
    Net income grew by 27 percent, to $25.2 million for the three months ended June 30, 2004, from $19.9 million for the comparable 2003 period. For the 2004 second quarter Pediatrix earned 99 cents per share, based on a weighted average 25.5 million shares outstanding, up 21 percent from earnings of 82 cents per share based on a weighted average 24.3 million shares outstanding for the 2003 second quarter.
    Pediatrix had cash flow from operations of $41.2 million for the three months ended June 30, 2004. During the quarter, the Company used $30 million of its cash to acquire physician group practices, and $23.2 million to repurchase approximately 348,000 shares under a $50 million share repurchase program that was authorized in late May. Since the end of the 2004 second quarter, Pediatrix has completed that share repurchase program, a total of approximately 744,000 shares of its common stock.
    At June 30, 2004, Pediatrix had cash and cash equivalents of $19.7 million, total debt of less than $2 million and no balance outstanding under its revolving line of credit.
    During the 2004 second quarter, Pediatrix acquired neonatal physician group practices in Lafayette, Louisiana, Torrance, California, and Columbus, Ohio, as well as a maternal-fetal medicine physician group in Atlanta, Georgia, and a pediatric intensive care physician group in Tacoma, Washington. For all of 2004, Pediatrix has invested $38.7 million in cash to acquire seven physician group practices.
    For the six months ended June 30, 2004, as compared to the same period of 2003, Pediatrix's net revenue increased by 16 percent to $300.3 million, operating income of $74.5 million was up 24 percent, and net income increased 26 percent to $46.6 million. Earnings per share of $1.84, based on a weighted average 25.3 million shares outstanding, were up 23 percent over the prior year period.
    Pediatrix expects that the share repurchases completed last month will positively impact earnings per share for the remainder of the year. Pediatrix believes that its earnings per share will be in a range from $1.11 to $1.13 each for the 2004 third and fourth quarters, and a range of $4.06 to $4.10 for all of 2004.
    The share repurchase program announced this morning is effective immediately and allows the Company to make open market purchases from time-to-time based on general economic and market conditions. Pediatrix has not included any possible impact of this share repurchase program into its current earnings guidance. Since June 2002, Pediatrix has used $200 million of its cash to repurchase its common stock through four separately authorized programs.

    Investor Conference Call

    At 10 a.m. Eastern Time today, Pediatrix Medical Group, Inc., will host an investor conference call to discuss the quarterly results, operations review and earnings guidance. The conference call webcast may be accessed from the Company's website, http://www.pediatrix.com. A telephone replay of the conference call will be available from 2 p.m. EDT today through midnight EDT August 10, 2004 by dialing 800-475-6701, access code 738967. The replay will also be available at http://www.pediatrix.com.

    About Pediatrix

    Pediatrix was founded in 1979. Pediatrix physicians and advanced nurse practitioners are reshaping the delivery of maternal-fetal and newborn care, identifying best demonstrated processes and participating in clinical research to enhance patient outcomes and provide high-quality, cost-effective care. Pediatrix provides services at more than 200 neonatal intensive care units, and through Obstetrix, provides maternal-fetal subspecialty services in many markets where Pediatrix provides patient services. Combined, Pediatrix and its affiliated professional corporations employ more than 700 physicians in 31 states and Puerto Rico. Pediatrix is also the nation's largest provider of newborn hearing screens and newborn metabolic screening. Additional information is available at http://www.pediatrix.com.

    Certain statements and information in this press release may be deemed to be "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements. These statements are often characterized by terminology such as "believe", "hope", "may", "anticipate", "should", "intend", "plan", "will", "expect", "estimate", "project", "positioned", "strategy" and similar expressions, and are based on assumptions and assessments made by Pediatrix's management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements in this press release are made as of the date hereof, and Pediatrix undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments, and business decisions to differ materially from forward-looking statements are described in Pediatrix's most recent Annual Report on Form 10-K, including the section entitled "Risk Factors".


                    Pediatrix Medical Group, Inc.
                  Consolidated Statements of Income
                             (Unaudited)

                                  Three months ended  Six months ended
                                       June 30,          June 30,
                                    2004     2003     2004     2003
                                  -------- -------- -------- --------
                                       (in thousands, except for
                                            per share data)
                                  -----------------------------------

Net patient service revenue       $152,187 $133,701 $300,303 $259,901
                                  -------- -------- -------- --------
Operating expenses:
 Practice salaries and benefits 83,881 75,648 170,356 150,264 Practice supplies and other
  operating expenses                 5,960    4,718   11,311    8,783
 General and administrative
  expenses                          19,606   19,006   39,453   37,307
 Depreciation and amortization       2,337    1,903    4,700    3,553
                                  -------- -------- -------- --------

 Total operating expenses          111,784  101,275  225,820  199,907
                                  -------- -------- -------- --------

Income from operations              40,403   32,426   74,483   59,994
                                  -------- -------- -------- --------

Investment income                      112       81      258      220
Interest expense                      (300)    (435)    (556)    (725)
                                  -------- -------- -------- --------

 Income before income taxes         40,215   32,072   74,185   59,489
Income tax provision               (14,980) (12,187) (27,634) (22,605)
                                  -------- -------- -------- --------

Net income                         $25,235  $19,885  $46,551  $36,884
                                  ======== ======== ======== ========

Per share data:
 Net income per common and common
  equivalent share (diluted)         $0.99    $0.82    $1.84    $1.49

 Weighted average shares used in
  computing net income per common
  and common equivalent share
  (diluted)                         25,457   24,327   25,278   24,705



                       Balance Sheet Highlights
                       ------------------------
                                                    As of      As of
                                                   June 30,   Dec. 31,
                                                    2004       2003
                                                ----------   ---------
                                                (unaudited)
                                                     (in thousands)
Assets:
Cash and cash equivalents                          $19,719    $27,896
Accounts receivable, net                           100,345     94,213
Other current assets                                22,528     23,448
Other assets                                       609,754    572,037
                                                 ----------  ---------
Total assets                                      $752,346   $717,594
                                                 ==========  =========

Liabilities and shareholders' equity:
Accounts payable and accrued expenses             $ 91,963  $ 111,974
Total debt                                           1,933      1,864
Other liabilities                                   27,322     31,378
                                                 ----------  ---------
Total liabilities                                  121,218    145,216
Shareholders' equity                               631,128    572,378
                                                 ----------  ---------
Total liabilities and shareholders' equity
                                                 $ 752,346  $ 717,594
                                                 ==========  =========

    CONTACT: Pediatrix Medical Group, Inc., Fort Lauderdale
             Investor Relations:
             Bob Kneeley, 954-384-0175, x-5300
             bob_kneeley@pediatrix.com